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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Rockwell Collins, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
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December 18, 2002

Dear Shareowner:

You are cordially invited to attend the 2003 Annual Meeting of Shareowners of the Corporation.

The meeting will be held at the Collins Plaza Hotel, 1200 Collins Road NE, Cedar Rapids, Iowa, on Tuesday, February 11, 2003, at 10:00 a.m. (Central Standard Time). At the meeting we will present a current report of the activities of the Corporation followed by discussion and action on the matters described in the Proxy Statement. Shareowners will have an opportunity to comment on or inquire about the affairs of the Corporation that may be of interest to shareowners generally.

If you plan to attend the meeting, please request an admittance card in one of the ways described in the box on the last page of the Proxy Statement, and an admittance card will be forwarded to you promptly.

We sincerely hope that as many shareowners as can conveniently attend will do so.

Sincerely yours,

Clayton M. Jones

Chairman, President and Chief Executive Officer

ROCKWELL COLLINS, INC.

400 Collins Road NE, Cedar Rapids, Iowa 52498

Notice of 2003 Annual Meeting of Shareowners

To the Shareowners of
ROCKWELL COLLINS, INC.:

        Notice Is Hereby Given that the 2003 Annual Meeting of Shareowners of Rockwell Collins, Inc. will be held at the Collins Plaza Hotel, 1200 Collins Road NE, Cedar Rapids, Iowa, on Tuesday, February 11, 2003, at 10:00 a.m. (Central Standard Time) for the following purposes:

  (a)
  to elect three members of the Board of Directors of the Corporation with terms expiring at the Annual Meeting in 2006;

  (b)
  to consider and vote upon a proposal to approve the selection by the Audit Committee of the Board of Directors of the firm of Deloitte & Touche LLP as auditors of the Corporation for fiscal year 2003; and

  (c)
  to transact such other business as may properly come before the meeting.

        Only shareowners of record at the close of business on December 16, 2002 will be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors.

Gary R. Chadick
 Secretary

December 18, 2002

Note: The Board of Directors solicits votes by the execution and prompt return of the accompanying proxy in the enclosed return envelope or by use of our telephone or Internet voting procedures.

ROCKWELL COLLINS, INC. PROXY STATEMENT

Table of Contents

Proxy Statement	1
Voting Securities	1
Election Of Directors	1
Information As To Nominees For Directors And Continuing Directors	2
Corporate Governance; Board Of Directors And Committees	5
Certain Transactions And Other Relationships	7
Audit Committee Report	8
Equity Ownership Of Certain Beneficial Owners And Management	9
Executive Compensation	11
Option Grants	13
Aggregated Option Exercises And Fiscal Year-End Values	14
Long-Term Incentive Plans — Awards In Last Fiscal Year	14
Retirement Benefits	15
Compensation Committee Report On Executive Compensation	16
Shareowner Return Performance Presentation	18
Proposal To Approve The Selection Of Auditors	19
Vote Required	19
Other Matters	20
Compliance With Section 16(A) Of The Securities Exchange Act	20
Annual Reports	20
Shareowner Proposals For Annual Meeting In 2004	21
Expenses Of Solicitation	21
Electronic Delivery Of Proxy Materials	21
General Q&A About The Meeting	22
Exhibit A — Audit Committee Charter	A-1

- i -

Proxy Statement

        The 2003 Annual Meeting of Shareowners of Rockwell Collins, Inc. will be held on February 11, 2003, for the purposes set forth in the accompanying Notice of 2003 Annual Meeting of Shareowners. This will be our second Annual Meeting of Shareowners since we began operations as an independent, publicly-held company. We became a publicly-held company through the pro rata distribution by Rockwell Automation, Inc. (formerly Rockwell International Corporation) ("Rockwell") of all the outstanding shares of our Common Stock, par value $.01 per share ("Common Stock"), to Rockwell's shareowners on June 29, 2001 (the "Distribution").

        This statement and the accompanying proxy, which are first being sent to shareowners on or about December 20, 2002, are furnished in connection with the solicitation by the Board of Directors of proxies to be used at the meeting and at any adjournment thereof. If a shareowner duly executes and returns a proxy in the accompanying form or uses our telephone or Internet voting procedures to authorize the named proxies to vote the shareowner's shares, those shares will be voted as specified, and if no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. The proxy and any votes cast using our telephone or Internet voting procedures may be revoked prior to exercise by delivering written notice of revocation to the Secretary of the Corporation, by executing a later dated proxy, by casting a later vote using the telephone or Internet voting procedures or by attending the meeting and voting in person.

VOTING SECURITIES

        Only shareowners of record at the close of business on December 16, 2002, the record date for the meeting, are entitled to notice of, and to vote at, the meeting. On December 16, 2002, we had outstanding 180,273,777 shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share held. We have no class or series of shares currently outstanding other than our Common Stock.

ELECTION OF DIRECTORS

        Our Restated Certificate of Incorporation provides that the Board of Directors shall consist of three classes of directors with overlapping three-year terms. One class of directors is to be elected each year with terms extending to the third succeeding Annual Meeting after election. The Restated Certificate of Incorporation provides that the Board of Directors shall maintain the three classes so as to be as nearly equal in number as the then total number of directors permits. The three directors in Class II will be elected at the 2003 Annual Meeting to serve for a term expiring at our Annual Meeting in the year 2006. The two directors in Class III and the three directors in Class I are serving terms expiring at our Annual Meeting in 2004 and 2005, respectively.

        Our Board of Directors currently consists of eight members, six of whom were highlighted in last year's Proxy Statement. Two additional directors were elected to our Board of Directors since our 2002 Annual Meeting of Shareowners.

        It is intended that proxies in the accompanying form properly executed and returned to our proxy tabulator or shares properly authorized to be voted in accordance with our telephone or Internet voting procedures will be voted at the meeting, unless authority to do so is withheld, for the election as directors of the three nominees specified in Class II — Nominees for Directors with Terms Expiring in 2006 below, each of whom now serves as a director with a term extending to the 2003 Annual Meeting and until a successor is elected and qualified. If for any reason any of the nominees is not a candidate (which is not expected) when the election occurs, it is expected that proxies in the accompanying form will be voted at the meeting for the election of a substitute nominee or, in lieu thereof, the Board of Directors may reduce the number of directors.

INFORMATION AS TO NOMINEES FOR DIRECTORS AND CONTINUING DIRECTORS

        There is shown below for each nominee for director and each continuing director, as reported to us as of December 1, 2002, the name, age and principal occupation; the position, if any, with us; the period of service as a director of our company; other public company directorships held; and the committees of the Board of Directors on which the nominee or continuing director serves.

CLASS II — NOMINEES FOR DIRECTORS WITH TERMS EXPIRING IN 2006

Anthony J. Carbone                                                                                                                          Age 61
Vice Chairman of the Board and Senior Consultant, The Dow Chemical Company. Mr. Carbone has been a director of our company since June 2001. He is the Chairman of the Board Nominating and Governance Committee and a member of the Audit Committee and the Executive Committee. Mr. Carbone has been Vice Chairman of the Board of Directors of The Dow Chemical Company (chemical, plastic and agricultural products) since February 2000 and Senior Consultant of Dow since November 2000. He served as Executive Vice President of Dow from November 1996 to November 2000 and has served as a director of Dow since 1995. He is a member of the American Chemical Society and former board member and Chairman of the American Plastics Council and the Society of Plastics Industries. Mr. Carbone has also served on the Advisory Council of the Heritage Foundation.

Clayton M. Jones                                                                                                                            Age 53
Chairman, President and Chief Executive Officer of the Corporation. Mr. Jones has been a director of our company since March 2001. He has been our Chairman of the Board since June 2002 and President and Chief Executive Officer since June 2001. Mr. Jones is a member of the Executive Committee. He served as Senior Vice President of Rockwell (electronic controls and communications) and President of Rockwell Collins, Inc., then a subsidiary of Rockwell, from January 1999 to May 2001. He served as Executive Vice President of Rockwell Collins, Inc. from November 1996 to January 1999. Mr. Jones is a former Air Force fighter pilot. He also serves as a director or member of a number of professional and civic organizations.

Cheryl L. Shavers                                                                                                                          Age 48
Chairman and Chief Executive Officer, Global Smarts, Inc. Dr. Shavers has been a director of our company since September 2002. She is a member of the Technology Committee. Dr. Shavers has been the Chairman and Chief Executive Officer of Global Smarts, Inc. (content development) since February 2001. She served as Under Secretary of Commerce for Technology for the United States Department of Commerce from November 1999 to February 2001 after having served as its Under Secretary Designate from April 1999 to November 1999. She served as Sector Manager, Microprocessor Products Group for Intel Corporation (chip maker) prior to April 1999. She has been non-executive chairman of BitArts Ltd. (software development) since 2001.

CLASS III — CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2004

Donald R. Beall                                                                                                                          Age 64
Retired Chairman and Chief Executive Officer, Rockwell. Mr. Beall has been a director of our company since June 2001 and served as non-executive Chairman of the Board from June 2001 to June 2002. He is the Chairman of the Executive Committee and a member of the Technology Committee. Mr. Beall is the retired Chairman of the Board and CEO of Rockwell and was a director of Rockwell from 1978 to February 2001. He served as Chairman of Rockwell from 1988 to February 1998 and CEO of Rockwell from 1988 to September 1997. He was President and COO from 1979 to 1988. Mr. Beall serves on the boards of Conexant Systems, Inc., Skyworks Solutions, Inc., Jazz Semiconductor and CT Realty. He is a former director of The Proctor & Gamble Company, The Times Mirror Company, Amoco Corporation and ArvinMeritor, Inc. He is a trustee of California Institute of Technology, a member of various University of California — Irvine supporting organizations and an Overseer of the Hoover Institution at Stanford. He is also a member of The Business Council and is an investor, director and/or advisor with several venture capital groups, private companies and investment partnerships.

Richard J. Ferris                                                                                                                          Age 66
Retired Co-Chairman, Doubletree Corporation. Mr. Ferris has been a director of our company since June 2001. He is the Chairman of the Compensation Committee and a member of the Audit Committee. Mr. Ferris served as Co-Chairman of Doubletree Corporation (hotel services) and Co-Chairman of Doubletree Partners from 1993 to 1997. He is the former Chairman, President and Chief Executive Officer of UAL Corporation (travel related services), a position he held from April 1976 to June 1987. He was a private investor for more than five years following his resignation from UAL. Mr. Ferris is on the board of directors of The Procter & Gamble Company, and he is also Chairman, Policy Board of PGA Tour Inc.

CLASS I — CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2005

General Michael P.C. Carns (U.S. Air Force, Ret.)                                                                    Age 65
Vice Chairman, PrivaSource, Inc. General Carns has been a director of our company since September 2001. He is the Chairman of the Technology Committee and a member of the Board Nominating and Governance Committee. He has been Vice Chairman of PrivaSource Inc. (software firm) since May 2001. He served in the United States Air Force for 35 years until his retirement in September 1994. From May 1991 until his retirement General Carns served as Vice Chief of Staff, United States Air Force. Prior thereto, he served as Director of the Joint Staff, Joint Chiefs of Staff from September 1989. General Carns served as President and Executive Director of the Center for International Political Economy from 1995 to February 2000. General Carns is a director of DynCorp. Inc., Engineered Support Systems, Inc., Mission Research Corporation and Mykrolis Corporation. He is also a member of the Department of Defense Science Board and numerous professional and civic organizations.

Chris A. Davis                                                                                                                          Age 52
Chairman and Chief Executive Officer, McLeodUSA Incorporated. Ms. Davis has been a director of our company since February 2002. She is a member of the Compensation Committee. Ms. Davis has been Chairman of the Board of Directors and Chief Executive Officer of McLeodUSA Incorporated (telecommunications) since April 2002. She served as Chief Operating and Financial Officer of McLeodUSA from August 2001 to April 2002. She served as Executive Vice President, Chief Financial and Administrative Officer of ONI Systems (telecommunications) from May 2000 to August 2001. She served as Executive Vice President, Chief Financial and Administrative Officer and director of Gulfstream Aerospace Corporation (business aircraft) from 1993 to April 2000. Ms. Davis also serves on the boards of directors of Cytec Industries, Inc. and Wolverine Tube, Inc. and is a Special Limited Partner with Forstmann Little & Co.

Joseph F. Toot, Jr.                                                                                                              Age 67
Retired President and Chief Executive Officer, The Timken Company. Mr. Toot has been a director of our company since June 2001. He is the Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Toot is the retired President and Chief Executive Officer of The Timken Company (tapered roller bearings and specialty steel). He joined The Timken Company in 1962 and served in various senior executive positions until his election as Executive Vice President in 1973, President in 1979 and Chief Executive Officer in 1992. He retired as President and Chief Executive Officer of Timken in December 1997 and then served as Chairman of the Executive Committee from July 1998 until April 2000. Mr. Toot is a director of Timken and Rockwell. He is a member of the Supervisory Board of PSA Peugeot Citroën. Mr. Toot has also served as a director, officer, trustee or member of various community, charitable and philanthropic organizations.

        The Board of Directors recommends that you vote "FOR" the election as directors of the three Class II nominees named above, which is presented as item (a) on the accompanying proxy card.

CORPORATE GOVERNANCE;
BOARD OF DIRECTORS AND COMMITTEES

        Our business is managed through the oversight and direction of the Board of Directors. A substantial majority of our directors are "independent" directors, with independence being defined in a manner consistent with listing standards recently recommended by the New York Stock Exchange. The directors are regularly kept informed about our business at meetings of the Board and its Committees and through various supplemental reports and communications. Our non-management directors meet regularly in executive sessions without the presence of any corporate officers. Our Board seeks to maintain high corporate governance standards.

        Our corporate governance structure was initially established in 2001 in connection with our becoming an independent, publicly-held company. We have enhanced our corporate governance structure in several respects in light of recent regulatory activity and based upon a review of recommended best practices. Our corporate governance documents are available on our website at www.rockwellcollins.com. These documents include our Restated Certificate of Incorporation, By-Laws, Board of Directors Guidelines on Corporate Governance, Committee Charters and Code of Ethics.

        In the 2002 fiscal year, the Board of Directors held eleven meetings and acted on six occasions by unanimous written consent in lieu of a meeting. Average attendance by directors at Board and Committee meetings was 90%. All of the directors attended 75% or more of the meetings of the Board and the Committees on which they served, with the exception of Mr. Toot, whose schedule resulted in his attending 70% of the meetings.

        The Board has established five committees whose principal functions are briefly described below.

        The Audit Committee is composed of three independent directors. It assists the Board in overseeing (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; and (v) the performance of our internal and independent auditors. The Audit Committee also:

  •
  has sole authority to appoint or replace our independent auditors, with that appointment being submitted for shareowner approval;

  •
  has sole authority to approve in advance all audit and non-audit engagement fees, scope and terms with our independent auditors;

  •
  monitors compliance of our employees with our standards of business conduct and conflict of interest policies; and

  •
  meets at least quarterly with our senior executive officers, internal audit staff and our independent auditors in separate executive sessions.

The specific functions and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which is attached as Exhibit A to this Proxy Statement. The Committee met six times during the 2002 fiscal year.

        The Board Nominating and Governance Committee, which is composed of two independent directors, has as part of its principal functions seeking, considering and recommending to the Board qualified candidates for election as directors and recommending a slate of nominees for election as directors at the Annual Meeting. It also periodically prepares and submits to the Board for adoption the Committee's selection criteria for director nominees. It reviews and makes recommendations on matters involving general operation of the Board and our corporate governance, and it annually recommends to the Board nominees for each committee of the Board. In addition, the Committee annually facilitates the assessment of the Board of Directors' performance as a whole and of the individual directors and reports thereon to the Board. The Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates. The Committee met three times during the 2002 fiscal year. Shareowners wishing to recommend director candidates for consideration by the Committee can do so by writing to the Secretary of the Corporation at our corporate headquarters in Cedar Rapids, Iowa, giving the candidate's name, biographical data and qualifications. Any such recommendation must be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

        The Compensation Committee is composed of three independent directors, who are ineligible to participate in any of the plans or programs which are administered by the Committee, except our Directors Stock Plan. The principal functions of the Compensation Committee are to evaluate the performance of our senior executives; review and approve senior executive compensation plans, policies and programs; consider the design and competitiveness of our compensation plans; administer and review changes to our incentive, deferred compensation, stock option and long-term incentives plans pursuant to the terms of the respective plans; and produce an annual report on executive compensation for inclusion in our proxy statement. The Committee also reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO's performance in light of those goals and objectives, and recommends to the Board the CEO's compensation levels based on its evaluation. The Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of CEO or senior executive compensation. The Committee met three times during the 2002 fiscal year and Mr. Beall served as an alternate director at one meeting of the Committee.

        The Executive Committee is composed of Mr. Jones and two non-management directors. The principal functions of the Executive Committee are to discharge certain responsibilities of the Board of Directors between meetings of the Board of Directors. The Committee may exercise all of the powers of the Board of Directors except it has no power or authority to adopt, amend or repeal any sections or articles of our By-Laws or Restated Certificate of Incorporation; elect or remove officers, directors or committee members; fix compensation for officers, directors or committee members; amend or rescind prior resolutions of the Board; make recommendations to shareowners or approve transactions which require shareowner approval; issue additional stock of the Corporation or fix or determine the designations and any of the rights and preferences of any series of stock or take certain other actions specifically reserved for the Board. The Committee first met in October 2002.

        The Technology Committee is composed of three non-management directors. The principal functions of the Technology Committee are to review and oversee important technology-based issues, including the assessment of (i) our investments in technology, research resources and product development; (ii) our technology leadership based upon benchmarking against other recognized technology centers (corporate, government and universities); (iii) the strength and integrity of our engineering and manufacturing processes and disciplines; (iv) the application of information and other advanced technologies in our business to enhance productivity and competitiveness; and (v) the quality of our research and engineering intellectual capital and any related trends. The Committee met three times during the 2002 fiscal year.

Compensation of Directors

        The non-employee directors receive a retainer at the rate of $50,000 per year for service on the Board of Directors. No additional retainer is paid for service on Committees. Under the Directors Stock Plan, one-half of the retainer is paid in cash quarterly in advance and one-half is paid in restricted shares of Common Stock valued at the closing price of the Common Stock on the date the initial installment of the cash portion of the annual retainer payment would be made. Under the Directors Stock Plan, each non-employee director is entitled to defer all or any part of the cash portion of his or her retainer by electing to receive additional restricted shares of Common Stock valued at the closing price of the Common Stock on the date the cash portion of the retainer payment or fees would otherwise be paid.

        Under the Directors Stock Plan, each non-employee director (other than Mr. Beall) was granted an option to purchase 10,000 shares of Common Stock effective concurrently with the director's election to our Board or, under certain circumstances, with the first grant of options under the 2001 Long-Term Incentives Plan on July 5, 2001. Following the completion of one year of service on the Board, each non-employee director participating in the Directors Stock Plan will thereafter be granted an option to purchase 5,000 shares of Common Stock immediately after each Annual Meeting of Shareowners of the Corporation. All options granted under the Directors Stock Plan are exercisable at the closing price of the Common Stock on the New York Stock Exchange-Composite Transactions Reporting System on the date of grant, and become exercisable in three substantially equal installments on the first, second and third anniversaries of the grant date.

        Mr. Beall received compensation at the rate of $250,000 per year while serving as the non-executive Chairman of the Board of Directors until June 30, 2002. Commencing July 1, 2002 Mr. Beall receives, in addition to the standard non-employee director fees described above, a consulting fee of $150,000 for the twelve months ending June 30, 2003 and $50,000 for the following twelve months ending June 30, 2004 pursuant to a transition agreement entered into when he ceased serving as our non-executive Chairman. Mr. Beall also currently receives directly or indirectly approximately $19,000 per month for office, telecommunication and administrative services. These office, telecommunication and administrative services are benefits granted by Rockwell that were assumed by us in the Distribution and are not compensation for services provided to us as a director. For calendar years 2001 and 2002, Mr. Beall elected to defer all director compensation by receiving restricted shares of Common Stock valued at the closing price of the Common Stock on the New York Stock Exchange-Composite Transactions Reporting System on the date the cash compensation would otherwise have been paid. Mr. Beall received a special one-time grant of an option to purchase 150,000 shares of Common Stock effective concurrently with the first grant of options under the 2001 Long-Term Incentives Plan on July 5, 2001. The options become exercisable in three substantially equal installments on the first, second and third anniversaries of the grant date.

CERTAIN TRANSACTIONS AND OTHER RELATIONSHIPS

        In connection with the Distribution, we entered into several agreements with Rockwell, including agreements relating to services to be provided by Rockwell to us and by us to Rockwell following the Distribution. At the time these agreements were negotiated and executed, certain of our directors and executive officers also served as directors and executive officers of Rockwell. We believe the terms of these agreements to be fair.

        There are no other material transactions or other relationships between us and our directors, executive officers or principal shareowners (or any persons or entities affiliated with them), except as otherwise set forth above in respect of director compensation, Mr. Beall's consulting arrangements and his Rockwell benefits assumed by us as described under the heading "Corporate Governance; Board of Directors and Committees—Compensation of Directors" or except as set forth below in connection with executive compensation matters.

        Ms. Davis joined McLeodUSA in August 2001 as Chief Operating and Financial Officer and a director of the company to effect a turnaround. On January 31, 2002 McLeodUSA filed for a pre-negotiated restructuring under Chapter 11 of the Federal Bankruptcy Code. The bankruptcy court approved the restructuring plan on April 5, 2002 and McLeodUSA emerged from Chapter 11 on April 16, 2002.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors, which consists entirely of directors who meet the current independence and experience requirements of the New York Stock Exchange and applicable law, has furnished the following report:

        The Audit Committee assists the Board of Directors in overseeing and monitoring the integrity of our financial reporting process, our compliance with legal and regulatory requirements and the quality of our internal and external audit processes. The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board of Directors, which is attached as Exhibit A to this Proxy Statement. The Audit Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval.

        The Audit Committee is responsible for overseeing our overall financial reporting process. In fulfilling its responsibilities for the financial statements for fiscal year 2002, the Audit Committee:

  •
  Reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2002 with management and Deloitte & Touche LLP ("D&T"), the Corporation's independent auditors;

  •
  Discussed with D&T the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

  •
  Received written disclosures and the letter from D&T regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee discussed with D&T their independence, and considered whether the provision of non-audit services by D&T is compatible with maintaining the independence of D&T.

        Based on the Audit Committee's review of the audited financial statements and discussions with management and D&T, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2002 for filing with the Securities and Exchange Commission.

        The Audit Committee selected D&T as auditors of the Corporation for the fiscal year ending September 30, 2003, subject to the approval of shareowners.

Audit Committee
Joseph F. Toot, Jr., Chairman
Anthony J. Carbone
Richard J. Ferris

EQUITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareowners

        The following table provides information about each shareowner known to us to own beneficially more than 5% of the outstanding shares of our Common Stock and information about the ownership of Common Stock under our Savings Plans.

Name and Address of Beneficial Owner	Shares		Percent of Class(1)
Wells Fargo Bank, N.A. Los Angeles, CA (as trustee under Rockwell Automation's Savings Plans)(2)	15,564,408	(2)	8.63%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202(3)	11,668,268	(3)	6.47%
Wells Fargo Bank, N.A. Los Angeles, CA (as trustee under our Savings Plans)(2)	4,383,083	(2)	2.43%

(1)
Percent of class calculation is based on 180,273,777 shares of Common Stock outstanding as of December 16, 2002.

(2)
This information is based on data provided by the trustee as of December 16, 2002. Shares held by the trustee under our Savings Plans and Rockwell Automation's Savings Plans on account of the participants in such plans will be voted by the trustee in accordance with written instructions from the participants, or instructions given pursuant to our telephone or Internet voting procedures, and where no instructions are received, as the trustee deems proper.

(3)
This information is based on a Schedule 13G filed with the SEC in February 2002 reporting beneficial ownership data, in which the shareowner reported that it held sole voting power with respect to 2,557,503 shares of Common Stock and sole dispositive power with respect to 11,668,268 shares of Common Stock. A Schedule 13F filed by this shareowner reported that it beneficially owned 11,958,443 shares of Common Stock as of September 30, 2002.

Management Equity Ownership

        The following table shows the beneficial ownership, reported to us as of December 1, 2002, of our Common Stock, including shares as to which a right to acquire ownership within 60 days exists (for example, through the exercise of stock options, conversions of securities or through various trust arrangements) within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, of each director, each executive officer listed in the table on page 11 and of such persons and other executive officers as a group.

	Beneficial Ownership on December 1, 2002
Name	Shares(1)		Percent of Class(2)
Clayton M. Jones	575,236	(3,4)	—	*
Donald R. Beall	807,701	(4,5,6)	—	*
Anthony J. Carbone	8,254	(4,5)	—	*
Michael P.C. Carns	6,871	(4,5)	—	*
Chris A. Davis	1,839	(5)	—	*
Richard J. Ferris	8,254	(4,5)	—	*
Cheryl L. Shavers	1,165	(5)	—	*
Joseph F. Toot, Jr.	31,165	(4,5)	—	*
Gary R. Chadick	30,105	(3,4)	—	*
Robert M. Chiusano	145,989	(3,4)	—	*
Lawrence A. Erickson	128,357	(3,4,7)	—	*
Neal J. Keating	181,693	(3,4,7)	—	*
Herman M. Reininga	104,224	(3,4,6)	—	*
All of the above and other executive officers as a group (19 persons)	2,331,372	(3,4,5,6,7)	1.3

*
Less than 1%

(1)
Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.

(2)
The shares owned by each person, and by the group, and the shares included in the number of shares outstanding have been adjusted, and the percentage of shares owned has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

(3)
Includes shares held under our Savings Plan as of December 1, 2002. Does not include 3,210 share equivalents for Mr. Jones, 864 share equivalents for Mr. Chiusano, 164 share equivalents for Mr. Erickson, 238 share equivalents for Mr. Reininga, 500 share equivalents for Mr. Keating and 5,194 share equivalents for the group, held under our Supplemental Savings Plan as of December 1, 2002.

(4)
Includes shares which may be acquired upon the exercise of outstanding stock options within 60 days as follows: 550,853 for Mr. Jones, 640,468 for Mr. Beall, 3,333 for Mr. Carbone, 3,333 for Gen. Carns, 3,333 for Mr. Ferris, 13,389 for Mr. Toot, 28,333 for Mr. Chadick, 135,913 for Mr. Chiusano, 116,834 for Mr. Erickson, 92,327 for Mr. Reininga, 167,649 for Mr. Keating, and 2,018,770 for the group. Does not include 284,248 shares which may be acquired on exercise of outstanding options granted to Mr. Beall that have been assigned to or for the benefit of family members and are not attributable to him pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act.

(5)
Includes 14,345 shares for Mr. Beall, 4,921 shares for Mr. Carbone, 3,538 shares for Gen. Carns, 1,839 shares for Ms. Davis, 4,921 shares for Mr. Ferris, 1,165 shares for Dr. Shavers and 6,576 shares for Mr. Toot granted as restricted stock under the Directors Stock Plan and (in the case of Mr. Beall) the 2001 Long-Term Incentives Plan as compensation for services as directors.

(6)
Includes shares held under Rockwell's Savings Plan as of December 1, 2002.

(7)
Includes 6,183 shares and 163 shares held by Mr. Erickson's spouse and Mr. Keating's spouse, respectively.

EXECUTIVE COMPENSATION

        We became an independent public company on June 29, 2001, and did not pay any compensation to our executive officers for services rendered to us and our subsidiaries prior to that date. The following table sets forth information concerning the annual and long-term compensation, from all sources, of our chief executive officer and our other four most highly compensated executive officers at September 30, 2002, plus one other person who was an executive officer during fiscal 2002 and would have been included as one of our other four most highly compensated executive officers if he had remained an executive officer at September 30, 2002 (the "Named Executive Officers"), for services rendered in all capacities to us and our subsidiaries or to Rockwell and its subsidiaries for the fiscal years noted. This table does not reflect the compensation to be paid to our executive officers in the future.

Summary Compensation Table

	Annual Compensation					Long-Term Compensation			All Other Compensation(5)
Name and Principal Position	Year	Salary(1)	Bonus(2)	Other Annual Compensation		Stock Options (Shares)(3)	Long-Term Incentive Payouts(4)
Clayton M. Jones Chairman, President and CEO	2002 2001 2000	$550,000 441,250 350,000	$500,000 310,000 300,000	$33,128 32,005 32,450		250,000 633,200 90,000	$	— — 559,924	$33,000 26,475 21,000
Robert M. Chiusano EVP and COO, Commercial Systems	2002 2001 2000	275,000 249,185 220,000	150,000 120,000 110,000	27,603 27,058 18,877		100,000 191,055 22,500		— — 377,654	16,500 14,951 13,200
Lawrence A. Erickson SVP and CFO	2002 2001 2000	250,000 218,500 202,000	125,000 90,000 92,700	23,701 22,480 22,485		90,000 186,225 18,000		— — 176,001	15,000 13,110 12,120
Gary R. Chadick(6) SVP, General Counsel and Secretary	2002 2001	250,000 49,295	105,000 24,000	20,200 17,485		50,000 85,000		— —	10,000 —
Herman M. Reininga SVP, Operations	2002 2001 2000	235,000 224,875 216,083	105,400 80,000 98,000	23,693 24,467 16,988		24,000 81,225 18,000		— — 214,962	14,100 13,492 12,965
Neal J. Keating(7) Former EVP and COO, Commercial Systems	2002 2001 2000	275,000 250,363 225,000	77,800 108,000 110,000	110,136 279,060 119,356	(8) (9) (10)	— 191,055 22,500		— — 377,654	16,456 14,682 13,676

(1)
Salaries were generally frozen for all employees, including executives, in fiscal year 2002 as part of cost-saving measures undertaken in response to the anticipated decline in sales resulting from the events of September 11, 2001. Effective July 1, 2001, the annual salaries of Messrs. Jones, Chiusano, Erickson, Keating and Reininga were set at $550,000, $275,000, $250,000, $275,000 and $235,000, respectively, and the amounts presented in the table for fiscal year 2001 reflect a partial year paid at these rates and a partial year paid at their previous rates.

(2)
Amounts awarded, even if deferred, under our Annual Incentive Compensation Plan for Senior Executive Officers for fiscal years 2002 and 2001. Amounts awarded, even if deferred, under Rockwell's Annual Incentive Compensation Plan for Senior Executive Officers for Mr. Jones and under Rockwell's Incentive Compensation Plan for Messrs. Chiusano, Erickson, Reininga and Keating for fiscal year 2000.

(3)
References to "stock options" relate to awards of options under our 2001 Long-Term Incentives Plan and under Rockwell's 1995 Long-Term Incentives Plan and 2000 Long-Term Incentives Plan. Options awarded under the Rockwell plans were assumed by us and, after certain adjustments to reflect the effect of the Distribution and to preserve the intrinsic value of the options, now relate to our Common Stock and are deemed to have been granted under our 2001 Stock Option Plan.

(4)
Cash and market value of Rockwell common stock issued in respect of performance units granted under business unit long-term incentive plans for the three-year performance period ended September 30, 2000 for Messrs. Jones, Chiusano, Erickson, Reininga and Keating.

(5)
Amounts contributed or accrued for the Named Executive Officers under the Rockwell and Rockwell Collins savings plans and the related supplemental savings plans, and the Rockwell and Rockwell Collins deferred compensation plans.

(6)
Mr. Chadick became an executive officer in September 2001 after joining us in July 2001.

(7)
Mr. Keating resigned as an executive officer in May 2002. Salary, bonus and other amounts for fiscal year 2002 include amounts paid pursuant to his separation agreement.

(8)
Includes amounts paid in connection with housing expenses, reimbursement of incremental California taxes and associated tax gross-up payments totaling approximately $68,000.

(9)
Includes amounts paid in connection with the temporary relocation of Mr. Keating to Pomona, California, totaling approximately $253,000 and including mortgage, maintenance and security expenses for his Iowa home; reimbursement of incremental California taxes; and tax gross-up payments associated with these items. These amounts were paid in addition to amounts payable under Rockwell's relocation policy applicable to all salaried employees.

(10)
Includes amounts paid in connection with the temporary relocation of Mr. Keating to Pomona, California, consisting of $96,451 in respect of mortgage, maintenance and security expenses for his Iowa home and taxes incurred on these payments. These amounts were paid in addition to amounts payable under Rockwell's relocation policy applicable to all salaried employees.

        We entered into change of control employment agreements with each of the Named Executive Officers and with certain other executives. Each employment agreement has a term of four years from the date of the Distribution and becomes effective upon a "change of control" of the Corporation during that term. Each employment agreement provides for the continuing employment of the executive for three years after the change of control on terms and conditions no less favorable than those in effect before the change of control. If the executive's employment is terminated by us without "cause" or if the executive terminates his or her own employment for "good reason" within that three year period, the executive is entitled to severance benefits equal to a multiple of his or her annual compensation, including bonus, and continuation of other benefits for a number of years equal to the multiple. The multiple is 3 for each of the Named Executive Officers and 3 or 2 for the other executives. In addition, if the executive terminates his or her own employment for any reason during the 30-day window period beginning one year after the change of control, the executive is also entitled to these severance benefits. The executives are entitled to an additional payment, if necessary, to make them whole as a result of any excise tax imposed by the Internal Revenue Code on these change of control payments, unless the safe harbor amount above which the excise tax is imposed is not exceeded by more than 10%, in which event the payments will be reduced to avoid the excise tax.

        We entered into an agreement with Mr. Keating, a 23-year employee and Executive Vice President and Chief Operating Officer, Commercial Systems, in connection with his May 2002 resignation. This agreement provides for continuation of base salary and benefits for twenty-four months, prorated cash incentives relating to fiscal 2002 performance plans and the continuation of certain perquisites. Pursuant to this agreement, Mr. Keating's change of control employment agreement with the Company was terminated.

OPTION GRANTS

        Shown below is further information on grants to the Named Executive Officers of options to purchase Common Stock pursuant to our 2001 Long-Term Incentives Plan during the fiscal year ended September 30, 2002, which are reflected in the Summary Compensation Table above.

	Individual Grants				Grant Date Value
Name	Number of Securities Underlying Options Granted (Shares)(1)	Percentage of Total Options Granted to the Corporation's Employees in Fiscal 2002	Exercise or Base Price (Per Share)	Expiration Date	Grant Date Present Value(2)
Clayton M. Jones	250,000	12.52%	$20.97	September 11, 2012	$1,915,000
Robert M. Chiusano	100,000	5.01%	20.97	September 11, 2012	766,000
Lawrence A. Erickson	90,000	4.51%	20.97	September 11, 2012	689,400
Gary R. Chadick	50,000	2.50%	20.97	September 11, 2012	383,000
Herman J. Reininga	24,000	1.20%	20.97	September 11, 2012	183,840
Neal J. Keating	—	—	—	—	—

(1)
Granted on September 11, 2002 under the Corporation's 2001 Long-Term Incentives Plan and exercisable in three substantially equal annual installments beginning September 11, 2003.

(2)
Valued under the Black-Scholes option pricing model which produces a per share option value of $7.66 for the September 11, 2002 grant, using the following assumptions and inputs: options exercised after 6 years, expected stock price volatility of 0.40, dividend yield of 1.73% and interest rate of 3.53%, which was the zero coupon 6-year Treasury bond rate at the date of grant. The actual values, if any, that the executive officer may realize from these options will depend solely on the gain in stock price over the exercise price when the options are exercised.

        The Black-Scholes option pricing model, on which the present value of the stock options granted to the Named Executive Officers is based, attempts to portray the value of an option at the date of grant. While the options have no value if the stock price does not increase, were we to use the $7.66 present value of the possible future gains on the options granted on September 11, 2002 to derive a future stock price at the end of the 6 year period when it is assumed the options would be exercised, the shareowners of the approximately 181.5 million shares outstanding on the grant date of those options (assuming that number of shares remains outstanding) would realize aggregate appreciation of approximately $1.7 billion compared to aggregate appreciation on the options for the Named Executive Officers of approximately $5 million (assuming that they hold their options or the shares acquired on exercise thereof for the entire 6 year period).

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

        The following table shows (i) exercises by the Named Executive Officers during fiscal year 2002 of options to purchase Common Stock granted under our 2001 Long-Term Incentives Plan or deemed to have been granted under our 2001 Stock Option Plan; and (ii) unexercised options to purchase Common Stock granted to the Named Executive Officers in fiscal year 2002 and prior years under such plans and Rockwell option plans and held by them at September 30, 2002.

			Number of Unexercised Options Held At September 30, 2002(1)		Value of Unexercised In-the-Money Options At September 30, 2002(1)(2)
	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Clayton M. Jones	5,866	$77,980	475,720	709,701	$1,068,493	$689,670
Robert M. Chiusano	—	—	118,740	238,373	220,513	157,996
Lawrence A. Erickson	—	—	102,344	222,201	163,453	141,119
Gary R. Chadick	—	—	28,333	106,667	81,882	212,268
Herman M. Reininga	—	—	77,837	86,201	211,548	77,099
Neal J. Keating	2,930	33,738	150,476	138,373	307,239	60,996

(1)
Includes options that were granted by Rockwell prior to the Distribution and were converted into options to purchase our Common Stock, on the same terms and vesting schedule as the Rockwell options but with adjustments to the exercise price and the number of shares for which such options are exercisable to preserve the aggregate intrinsic value of the options.

(2)
The value of unexercised options is based on the difference between the exercise price and the closing price of our Common Stock on September 30, 2002 ($ 21.94), the last trading day in fiscal year 2002.

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

        The following table shows information on multi-year performance units, denominated in cash, awarded under our 2001 Long-Term Incentives Plan to the Named Executive Officers during fiscal year 2002.

		Estimated Future Payouts Under Non-Stock Price-Based Plans(2)
	Performance or Other Period Until Maturation or Payout(1)
		Threshold	Target	Maximum
Clayton M. Jones	FY02-FY03	$206,250	$825,000	$2,475,000
	FY03-FY05	96,000	600,000	2,160,000
Robert M. Chiusano	FY02-FY03	70,313	281,250	843,750
	FY03-FY05	40,000	250,000	900,000
Lawrence A. Erickson	FY02-FY03	70,313	281,250	843,750
	FY03-FY05	36,000	225,000	810,000
Gary R. Chadick	FY02-FY03	39,938	159,750	479,250
	FY03-FY05	20,000	125,000	450,000
Herman M. Reininga	FY02-FY03	21,188	84,750	254,250
	FY03-FY05	9,600	60,000	216,000
Neal J. Keating	FY02-FY03	23,438	93,750	281,250
	FY03-FY05	—	—	—

(1)
These awards cover the multi-year performance period specified in the table. Our Compensation Committee will determine after completion of the performance cycles ending on September 30, 2003 and September 30, 2005, respectively, and consistent with the terms of the awards, whether the performance objectives have been achieved and the payout amounts, if any. Certain amounts are to be paid under the terms of the award in the event of a change of control of the Corporation during the performance period.

(2)
Amounts, if any, to be paid in cash will depend on the level of achievement of our performance goals. If minimum performance criteria are not satisfied, no payouts will be made. Performance goals for the FY02-FY03 awards are based upon free cash flow performance. The future payout ranges set forth in the table for the FY02-FY03 awards are adjusted for the reduction associated with cost-savings actions undertaken in FY02 in response to the adverse industry impacts relating to terrorist acts. Performance goals for the FY03-FY05 awards are based upon sales growth and return on sales, with a potential adjustment depending on our total shareowner return measured against a group of peer companies.

RETIREMENT BENEFITS

        All of the Named Executive Officers participate in a defined benefit pension plan which qualifies under Section 401(a) of the Internal Revenue Code.

        The following table shows the estimated annual retirement benefits payable on a straight life annuity basis to participating employees, including officers, in the earnings and years of service classifications indicated, under our retirement plans which cover our officers and other salaried employees on a noncontributory basis. Such benefits reflect a reduction to recognize in part our cost of Social Security benefits related to service for us and Rockwell. The plans also provide for the payment of benefits to an employee's surviving spouse or other beneficiary.

	Estimated Annual Retirement Benefits for Years of Credited Service
Average Annual Earnings
	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years	35 or More Years
$ 250,000	$32,438	$64,905	$97,343	$103,072	$108,801	$114,531	$120,260
500,000	65,763	131,580	197,343	209,322	221,301	233,281	245,260
750,000	99,088	198,255	297,343	315,572	333,801	352,031	370,260
1,000,000	132,413	264,930	397,343	421,822	446,301	470,781	495,260
1,500,000	199,063	398,280	597,343	634,322	671,301	708,281	745,260
2,000,000	265,713	531,630	797,343	846,822	896,301	945,781	995,260

        Covered compensation includes salary and annual bonus. The calculation of retirement benefits under the plans generally is based upon average earnings for the highest five years of the ten years preceding retirement. Such average compensation as of September 30, 2002 for Mr. Jones was $602,667; for Mr. Chiusano was $325,050; for Mr. Erickson was $292,625; for Mr. Chadick was $250,000; for Mr. Reininga was $303,658; and for Mr. Keating was $344,984. The credited years of service as of September 30, 2002 of Messrs. Jones, Chiusano, Erickson, Chadick, Reininga and Keating are 23, 24, 27, 1, 37 and 24 years, respectively.

        Sections 401(a)(17) and 415 of the Internal Revenue Code limit the annual benefits which may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, we have established a non-qualified supplemental pension plan which authorizes the payment of any benefits calculated under provisions of the applicable retirement plan which may be above the limits under these sections.

        The Named Executive Officers also participate in or are eligible to participate in our non-qualified supplemental savings plan and deferred compensation plan. We have established a master rabbi trust relating to these non-qualified plans and the non-qualified pension plan. The master rabbi trust requires that, upon a change of control, we fund the trust in a cash amount equal to the unfunded accrued liabilities as of such time of these non-qualified plans.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors, which consists entirely of independent directors, has furnished the following report on executive compensation:

Compensation Philosophy

        The Compensation Committee has developed and implemented compensation policies, plans and programs intended to "pay for performance". The Compensation Committee sets base salaries generally below the median of other major U.S. industrial companies and provides opportunity for above-median compensation through our annual and long-term incentive plans, which depend heavily on corporate, business unit and individual performance. The Compensation Committee considers the total compensation (earned or potentially available) of each of the Named Executive Officers and the other senior executives in establishing each element of compensation. In its review, the Compensation Committee considers the following: (1) industry, peer group and national surveys of other major U.S. industrial companies; (2) reports of the independent compensation consultants who advise the Compensation Committee on our compensation programs in comparison with those of other companies which the consultants believe compete with us for executive talent; and (3) performance judgments as to the past and expected future contributions of individual senior executives.

Compensation for Fiscal Year 2002

            •    Base Salary — The base salaries of the senior executives, including the Named Executive Officers, were frozen for fiscal year 2002. The base salary freeze was imposed early in fiscal year 2002 for all employees as part of the cost-saving actions undertaken in response to the sudden and severe decline in anticipated sales volumes in the commercial air transport market resulting from the September 11, 2001 terrorist acts. The base salaries of these senior executives were generally established by our Board of Directors in June 2001 upon recommendations of our Chief Executive Officer and our Senior Vice President, Human Resources. The Board of Directors was advised in June 2001, and the Compensation Committee was advised later in the case of new hires or promotions, that the recommended base salaries were based on data from industry, peer group and national surveys of other major U.S. industrial companies selected by independent compensation consultants, in consultation with our Senior Vice President, Human Resources, that are believed to compete with us for executive talent.

            •    Annual Incentives — Prior to or in the early part of each fiscal year, the Compensation Committee reviews with the Chief Executive Officer company goals and objectives tied to annual incentives. These include measurable financial return and shareowner value creation objectives as well as long-term leadership goals that in part require more subjective assessments. After the end of the year, the Compensation Committee evaluates corporate performance and considers the results together with the contributions made by and the levels of responsibility of the individual executives in awarding annual incentive compensation. Our Annual Incentive Compensation Plan for Senior Executive Officers (Senior Executive ICP), approved by shareowners at the 2002 Annual Meeting, provides for awards to be allocated each year to our Chief Executive Officer and to four other designated executive officers.

        In December 2001 the Compensation Committee finalized for fiscal 2002 the annual incentive criteria for senior executives measured through a performance matrix based on sales, earnings per share and working capital goals. The target payouts for participants in our incentive compensation plans for fiscal year 2002 were reduced for all participants by fifty percent early in fiscal year 2002 in connection with the cost-saving actions taken in response to the adverse industry impacts resulting from the terrorist acts.

        At its December 2002 meeting, the Compensation Committee assessed our 2002 fiscal year performance, evaluated the assessment by our Chief Executive Officer of individual performance of key employees other than himself, applied the methodology set for that year and granted annual incentive compensation awards (see the column headed "Bonus" in the Summary Compensation Table under

Executive Compensation above) to the Named Executive Officers and other key employees. Our financial performance well exceeded our targeted goals and, as a result, the annual incentive payouts for participants were roughly 83% of each person's original target (subject to some adjustment for individual performance) and substantially above each person's revised target that took into account the fifty percent reduction associated with cost-saving measures.

            •    Long Term Incentives — Our 2001 Long-Term Incentives Plan provides flexibility to grant long-term incentives in a variety of forms, including performance units, stock options, stock appreciation rights and restricted stock. Annually the Compensation Committee evaluates the type of long-term incentives it believes are most likely to achieve our total compensation objectives. The present intention of the Compensation Committee is to provide long-term incentives through the annual grant of stock options and multi-year performance unit awards, denominated in cash (cash LTIPs). The Compensation Committee considers these stock option and cash LTIP grants to executives to be an important component of executive compensation and a means to remain competitive with our peers. The awards are designed to align management's interests with those of our shareowners and to reward outstanding performance. The Compensation Committee believes that the stock option and cash LTIP grants serve as an important retention tool because the stock options vest in three equal installments over a three year period and each cash LTIP is paid after a multi-year performance period.

        The Compensation Committee finalized in December 2001 criteria for a two year cash LTIP for executives and other employees. This cash LTIP is based upon free cash flow performance over the two year period covering fiscal years 2002 and 2003. The future payout ranges for the two year cash LTIP awards include a twenty-five percent reduction associated with the cost-savings actions undertaken early in fiscal year 2002 in response to the adverse industry impacts resulting from the terrorist acts (with the twenty-five percent reduction resulting from the combined effect of a fifty percent reduction in the FY02 component and no reduction in the FY03 component).

        At its September 2002 meeting, the Compensation Committee also provided for grants of stock options and three year cash LTIPs to executives and other employees under our 2001 Long-Term Incentives Plan. The Compensation Committee approved a design for the three year cash LTIP that includes established targets for compound sales growth and return on sales over fiscal years 2003 through 2005 and a potential adjustment up or down by twenty percent depending on our total return to shareowners measured against a group of peer companies.

Compensation of the Chief Executive Officer

        Mr. Jones' base salary of $550,000 was frozen for fiscal year 2002 at the level established in June 2001 (see Compensation for Fiscal Year 2002 — Base Salary above). The Compensation Committee believes this salary was, at the time it was established, in line with our compensation philosophy for the Named Executive Officers.

        In determining Mr. Jones' annual incentive and long-term incentive compensation for fiscal year 2002, the Compensation Committee assessed his individual performance and otherwise used the same criteria as for the other four continuing Named Executive Officers (see Compensation for Fiscal Year 2002 above). The $500,000 annual incentive amount awarded Mr. Jones in December 2002 was determined by the Compensation Committee after consultation with our independent compensation consultants and without any recommendation from management. His annual incentive payout took into consideration, among other things, the fact that our fiscal 2002 performance well exceeded targeted goals while also recognizing target payouts for all participants were reduced by fifty percent due to cost-saving measures. The Compensation Committee granted long-term incentives to Mr. Jones commensurate with his level of responsibility consisting of 250,000 stock options and multi-year cash LTIP awards (covering FY02-FY03 and FY03-FY05 performance periods), after considering the recommendations of our independent compensation consultants. The future payout ranges for the FY02-FY03 cash LTIP award for Mr. Jones were reduced on a basis consistent with other award recipients due to cost-saving actions. The Compensation Committee believes these incentives are in line with its philosophies of pay for performance, seeking to retain key performers and aligning compensation with shareowner interests.

Compensation Deductibility

        Under Internal Revenue Code Section 162(m), a publicly held company may not deduct in any taxable year compensation in excess of one million dollars paid in that year to its Named Executive Officers unless the compensation is "performance based". Awards under the Senior Executive ICP, grants of stock options and grants of cash LTIPs are considered "performance based" compensation. Since the Compensation Committee retains discretion with respect to base salaries and certain other compensation awards, those elements would not qualify as "performance based" compensation for these purposes. During fiscal year 2002, none of the Named Executive Officers received compensation that is not deductible under this provision.

Compensation Committee
Richard J. Ferris, Chairman
Joseph F. Toot, Jr.
Chris A. Davis

SHAREOWNER RETURN PERFORMANCE PRESENTATION

Comparison of Fifteen-Month Cumulative Total Return
Rockwell Collins, Inc., S&P Composite-500, S&P Aerospace and Defense

The cumulative total returns on our Common Stock and each index as of the dates set forth below and plotted in the above graph are as follows:

	Cumulative Total Returns
	7/2/01	9/30/01	12/31/01	3/31/02	6/30/02	9/30/02
Rockwell Collins, Inc.	$100.00	$60.08	$82.63	$106.97	$116.39	$93.21
S&P Composite-500	100.00	85.33	94.44	94.71	82.02	67.86
S&P Aerospace and Defense	100.00	80.86	93.07	111.24	112.16	89.23
Closing market price at specified date	23.66	14.20	19.50	25.22	27.42	21.94

PROPOSAL TO APPROVE THE SELECTION OF AUDITORS

        The Audit Committee of our Board of Directors has selected the firm of Deloitte & Touche LLP as our auditors for fiscal year 2003, subject to the approval of our shareowners. D&T has acted as our auditors since our inception, and they served as auditors for Rockwell prior to and immediately following the Distribution.

        Before the Audit Committee selected D&T, it carefully considered the qualifications of that firm, including their prior performance and their reputation for integrity and for competence in the fields of accounting and auditing. Representatives of D&T are expected to be present at the meeting to respond to appropriate questions.

Audit Fees

        The aggregate fees billed by D&T to us for professional services rendered for the audit of our annual financial statements for fiscal year 2002 and for the review of our quarterly financial statements for fiscal year 2002 were $1,223,000.

Financial Information Systems Design and Implementation Fees

        There were no fees billed by D&T to us for financial information systems design and implementation services during fiscal year 2002.

All Other Fees

        The aggregate fees billed by D&T to us for fiscal year 2002 for all other services rendered to us were $2,995,000. These non-audit fees relate principally to tax-related services, employee benefit plan audits and statutory financial statement audits.

        The Board of Directors recommends that you vote "FOR" the selection of Deloitte & Touche LLP as our auditors, which is presented as item (b) on the accompanying proxy card.

VOTE REQUIRED

        The three nominees for election as directors to serve until the 2006 Annual Meeting of Shareowners who receive the greatest number of votes cast for the election of directors at the meeting by the holders of our Common Stock entitled to vote at the meeting, a quorum being present, shall become directors at the conclusion of the tabulation of votes. An affirmative vote of the holders of a majority of the voting power of our Common Stock present in person or represented by proxy and entitled to vote at the meeting, a quorum being present, is necessary to approve the selection of D&T as our auditors as proposed in item (b) of the accompanying Notice of 2003 Annual Meeting of Shareowners. The presence, in person or by proxy, of the holders of at least a majority of the shares of our Common Stock issued and outstanding on the record date set for the meeting is necessary to have a quorum for the annual meeting.

        Under Delaware law and our Restated Certificate of Incorporation and By-Laws, the aggregate number of votes entitled to be cast by all shareowners present in person or represented by proxy at the meeting, whether those shareowners vote "for", "against" or abstain from voting (including broker non-votes), will be counted for purposes of determining the minimum number of affirmative votes required for approval of item (b) and the total number of votes cast "for" that matter will be counted for purposes of determining whether sufficient affirmative votes have been cast. The shares of a shareowner who abstains from voting on a matter or whose shares are not voted by reason of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the meeting so long as the shareowner is present in person or represented by proxy. An abstention from voting or a broker non-vote on a matter by a shareowner present in person or represented by proxy at the meeting has no effect in the election of directors (assuming a quorum is present) and has the same legal effect as a vote "against" any other matter even though the shareowner or interested parties analyzing the results of the voting may interpret such a vote differently.

OTHER MATTERS

        The Board of Directors does not know of any other matters which may be presented at the meeting. Our By-Laws required notice by November 15, 2002 for any matter to be brought before the meeting by a shareowner. In the event of a vote on any matters other than those referred to in items (a) and (b) of the accompanying Notice of 2003 Annual Meeting of Shareowners, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

        Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareowners are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file.

        Based solely on our review of copies of such forms we have received and written representations from certain reporting persons confirming that they were not required to file Forms 5 for fiscal year 2002, we believe that all of our officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal year 2002. Mr. Chiusano's initial Form 3 filed on July 9, 2001 inadvertently omitted his ownership of certain shares of our Common Stock and his Form 3 has since been amended to correct this omission.

ANNUAL REPORTS

        Our Annual Report to Shareowners, including financial statements for the fiscal year ended September 30, 2002, is being mailed to shareowners together with this Proxy Statement.

        We will provide to shareowners, without charge, upon written request, a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2002, as filed with the SEC (without exhibits). Exhibits to the Form 10-K will be furnished upon written request and payment of a fee of ten cents per page covering our costs. Written requests should be directed to us at 400 Collins Road NE, Cedar Rapids, Iowa 52498, Attention: Investor Relations.

        Our 2002 Annual Report to Shareowners, our Form 10-K for the fiscal year ended September 30, 2002 and this Proxy Statement are also available on our website at www.rockwellcollins.com.

SHAREOWNER PROPOSALS FOR ANNUAL MEETING IN 2004

        To be eligible for inclusion in our proxy statement, shareowner proposals for our 2004 Annual Meeting of Shareowners must be received on or before August 21, 2003 at the Office of the Secretary at our corporate headquarters, 400 Collins Road NE, Cedar Rapids, Iowa 52498. In addition, our By-Laws require a shareowner desiring to propose any matter for consideration of the shareowners at our 2004 Annual Meeting of Shareowners to notify our Secretary in writing at the address listed in the preceding sentence on or after October 13, 2003 and on or before November 13, 2003. If the number of directors to be elected to the Board at our 2004 Annual Meeting of Shareowners is increased and there is no public announcement by us naming all of the nominees for director or specifying the increased size of the Board on or before November 3, 2003, a shareowner proposal with respect to nominees for any new position created by such increase will be considered timely if received by our Secretary not later than the tenth day following such public announcement by us.

EXPENSES OF SOLICITATION

        The cost of the solicitation of proxies will be borne by us. In addition to the use of the mail, proxies may be solicited personally, or by telephone, facsimile or e-mail, by a few of our regular employees without additional compensation. We will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.

ELECTRONIC DELIVERY OF PROXY MATERIALS

        As an alternative to receiving printed copies of annual reports and proxy materials in future years, we offer shareowners the opportunity to receive annual report and proxy mailings electronically. One of our main goals is to maximize shareowner value. In addition to aligning our businesses to focus on the unique issues and needs of our customers, we are harnessing technology to maximize cost savings. By consenting to electronic delivery of future annual reports and proxy statements, you will help us reduce printing and postage costs.

        To take advantage of this offer, please indicate your consent by following the instructions provided on the accompanying proxy card or as you vote by Internet or telephone. You may also go to the website www.melloninvestor.com, click on Investor ServiceDirect and follow the prompts. You must have access to a computer and the Internet and expect to have access in the future to be eligible. Selecting this option means that you will no longer receive a printed copy of our annual report and proxy statement unless you request one. Each year you will receive your printed proxy card with information regarding the Internet website containing the annual report and proxy statement. If you consent to electronic delivery, you will be responsible for your usual telephone and Internet charges (e.g., online fees) in connection with the electronic delivery of the proxy materials and annual report.

        Your consent to electronic delivery will be effective until you revoke it. You may cancel your consent at no cost to you at any time by calling 1-888-253-4522, by written notification to Mellon Investor Services LLC, PO Box 3315, South Hackensack, NJ 07606 or through the Internet website www.melloninvestor.com.

GENERAL Q&A ABOUT THE MEETING

Why are you receiving this proxy statement?    We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of Rockwell Collins, Inc. for use at the 2003 Annual Meeting of Shareowners to be held on February 11, 2003, and at any adjournments thereof.

On December 20, 2002, we commenced mailing to our shareowners: (1) this proxy statement, (2) the accompany proxy card, and (3) a copy of our 2002 Annual Report to Shareowners.

What is a proxy?    A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

What is a proxy statement?    This document is a proxy statement. It is a document that we are required by law to give you when we ask you to name a proxy to vote your shares. We encourage you to read this proxy statement carefully. In addition, you may obtain information about Rockwell Collins, Inc. from the Annual Report delivered with this proxy statement.

What is the purpose of the meeting?    The purpose of the 2003 Annual Meeting of Shareowners is to obtain shareowner action on the matters outlined in the notice of meeting included with this proxy statement. These matters include the election of three directors and approval of the selection of Deloitte & Touche LLP as our independent auditors for fiscal year 2003. This proxy statement provides you with detailed information about each of these matters.

Who can vote?    Shareowners of record as of the close of business on December 16, 2002 are entitled to vote. On that day, 180,273,777 shares of Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

What is the difference between a record owner and an owner holding shares in "street name"?    If your shares are registered in your name, you are a record owner. If your shares are in the name of your broker or bank or other nominee, your shares are held in "street name".

How do you vote if your shares are held in your name as a record owner?    You have a choice of voting by:

  •
  Internet;

  •
  Telephone;

  •
  Mail; or

  •
  In person at the Annual Meeting.

Voting on the Internet is easy and fast. Read your proxy card and follow the directions. You will need to enter your control number, which is located on your proxy card. This vote will be counted immediately, and there is no need to send in your proxy card.

Voting by telephone is also simple and fast. Call the toll-free number on your proxy card and listen for further directions. In order to respond to the questions, you must have a touch-tone phone and the control number, which is located on your proxy card. When prompted, you must enter your control number. This vote will be counted immediately, and there is no need to send in your proxy card.

If you are a shareowner of record, you can save us money by voting by telephone or on the Internet. Alternatively, you can vote by mail by completing, signing, dating and mailing the enclosed proxy card.

If you plan to attend the Annual Meeting, you can vote in person. In order to vote in person at the Annual Meeting, you will need to bring proper identification with you to the meeting.

As long as your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

  •
  By filing a written notice of revocation with our Corporate Secretary;

  •
  By duly signing and delivering a proxy that bears a later date;

  •
  By subsequently voting by telephone or Internet as described above; or

  •
  By attending the Annual Meeting and voting in person.

How do you vote if your shares are held in "street name"?    If your shares are registered in the name of your broker or nominee, you should vote your shares using the method directed by that broker or other nominee. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible "street" name shareowners the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for shareowners whose banks or brokerage firms are participating in ADP's program. If you plan to attend the Annual Meeting and to vote in person, you should contact your broker or nominee to obtain a broker's proxy card and bring it, together with proper identification and your account statement or other evidence of your share ownership, with you to the Annual Meeting. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

How do you vote if you participate in our Direct Stock Purchase and Dividend Reinvestment Plan?    Shareowners participating in the Mellon Bank, N.A. Investor Services Program for Rockwell Collins shareowners that allows for direct stock purchases and dividend reinvestment are record owners, and Mellon Bank will vote the shares that it holds for the participant's account only in accordance with the proxy returned by the participant to Mellon, or in accordance with instructions given pursuant to our telephone or Internet voting procedures.

How do you vote shares held in the Rockwell Collins Savings Plans and Rockwell Savings Plans?    If you are a participant in the Rockwell Collins Savings Plans and/or Rockwell Savings Plans, the card entitled "Direction Card" will serve as the voting instruction card to the trustee of the plans for all shares of our Common Stock you own through these plan(s).

Will your vote be confidential?    It is our policy to keep confidential the proxy cards, ballots and voting tabulations that identify individual shareowners except as may be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as may be necessary to permit proper parties to verify the propriety of proxies presented by any person and the results of the voting. The judges of election and any employees associated with processing proxy cards or ballots and tabulating the vote are required to acknowledge their responsibility to comply with this policy of confidentiality.

What are your voting choices and what is the required vote?    By giving us your proxy, you authorize our management to vote your shares at the Annual Meeting or any adjournments thereof in the manner you indicate.

Proposal 1: Election of Directors.    With respect to the election of nominees for director, you may:

  •
  Vote "for" the election of all three of the nominees for director named in this proxy statement;

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  "Withhold" authority to vote for all three of the nominees; or

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  Withhold authority to vote for any individual nominee by writing that nominee's name in the space provided.

If a quorum is present at the Annual Meeting, the three nominees receiving the greatest number of votes will be elected to serve as directors. Because of this, non-voted shares and shares whose votes are withheld will not affect the outcome of the election for directors. Shareowners may not vote for more than three nominees.

Proposal 2: Approval of Selection of Auditors.    With respect to the proposal to approve the appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2003, you may:

  •
  Vote "for" the selection of auditors;

  •
  Vote "against" the selection of auditors; or

  •
  "Abstain" from voting on the proposal.

If a quorum is present at the Annual Meeting, the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on this proposal will be required to approve the appointment of independent auditors. Because of this, a vote to abstain from voting on this matter will have the effect of a vote against the selection of the independent auditors.

What does it mean if you receive more than one proxy card or voting instruction form?    If you receive more than one proxy card or voting instruction form, it likely means you have multiple accounts with brokers, our savings plans and/or our transfer agent. Please vote all of these shares.

Where can you find the voting results of the Annual Meeting?    We intend to announce the preliminary voting results at the Annual Meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2003.

        December 18, 2002

Exhibit A

ROCKWELL COLLINS, INC.

AUDIT COMMITTEE CHARTER

        The Audit Committee has been constituted by the Board for the purpose of overseeing (1) the accounting and financial reporting processes of the Corporation, (2) the integrity and audits of the financial statements of the Corporation, (3) the compliance by the Corporation with legal and regulatory requirements, (4) the qualifications and independence of the Corporation's independent auditors, and (5) the performance of the Corporation's internal and independent auditors.

        The Audit Committee shall consist of at least three members of the Board of Directors, one of whom shall be designated the Chairman. The Chairman and other members of the Audit Committee shall meet the independence, qualification, and experience requirements of the New York Stock Exchange and applicable law. In particular, each member of the Audit Committee must be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after appointment to this Committee. In addition, at least one member of the Audit Committee must have accounting or related financial management expertise, as such qualification is interpreted by the Board in its business judgment. Moreover, at least one member of the Audit Committee must qualify as a "financial expert", as defined by applicable law and the Securities and Exchange Commission. The members of the Audit Committee shall be appointed on the recommendation of the Board Nominating and Governance Committee and may be replaced by the Board.

        The Audit Committee shall have the authority to retain outside legal, financial or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Corporation or the Corporation's outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

        The Audit Committee shall:

        1.    Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

        2.    Review and discuss the annual audited financial statements and quarterly financial statements with management and the independent auditors, including disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations".

        3.    Recommend to the Board whether the annual audited financial statements should be included in the Corporation's Annual Report on Form 10-K.

        4.    Review with management and the independent auditors (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation's selection or application of accounting principles, any major issues as to the adequacy of the Corporation's internal controls and any special audit steps adopted in light of material control deficiencies; and (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including the development, selection and disclosure of critical accounting policies, and analyses of the effect of alternative assumptions, estimates or GAAP methods on the Corporation's financial statements.

        5.    Discuss periodically the quarterly earnings press releases as well as financial information and earnings guidance provided to analysts, rating agencies and others. This responsibility may be done generally (i.e., by discussing the types of information to be disclosed and the type of presentation to be made). The Committee need not discuss in advance each earnings release or each instance in which a company may provide earnings guidance. However, the Chairman of the Committee or another member of the Committee designated by the Chairman should review the quarterly earnings releases and discuss them with management and the independent auditors prior to their release to the public.

        6.    Meet periodically to review with management and the independent auditors their views on the Corporation's major financial risk exposures, including the Corporation's risk assessment and risk management policies, and the steps management has taken to monitor and control such exposures. The Audit Committee should discuss guidelines and policies that govern the process by which risk assessment and management is undertaken.

        7.    Be directly responsible for the appointment, compensation and oversight of the work of the independent auditors (including resolution of any disagreement between management and the independent auditors regarding financial reporting).

        8.    Have the sole authority to appoint or replace the independent auditors (with that appointment being submitted for shareowner ratification), and approve in advance all audit and non-audit engagement fees, scope and terms with the independent auditors. The Audit Committee delegates to the Chairman of the Committee the authority to grant certain pre-approvals of audit and non-audit services by the independent auditors. At the beginning of each year, the Audit Committee shall define the categories of audit and non-audit services that the Chairman is authorized to pre-approve. The Chairman will inform the Audit Committee at the next Committee meeting of any pre-approval decisions made by the Chairman. The independent auditors shall report directly to the Audit Committee. Approval by the Audit Committee of non-audit services to be performed by the independent auditors shall be disclosed to investors in the applicable periodic or annual report filed with the SEC.

        9.    Discuss with management and the independent auditors the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Corporation's financial statements.

        10.  Review the experience and qualifications of the senior members of the independent auditors team. Also, review the number of years that the lead audit partner and the audit partner responsible for reviewing the audit have performed audit services for the Corporation in the previous five fiscal years in order to address compliance with the five year audit partner rotation requirement.

        11.  Review reports from the independent auditors at least annually describing (a) the auditors' internal quality-control procedures, (b) any material issues raised by the most recent quality-control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditors and the Corporation. Evaluate the qualifications, performance and independence of the independent auditors, including considering whether the auditors' quality controls are adequate and whether the provision of any permitted non-audit services is compatible with maintaining the auditors' independence and taking into account the opinions of management and the internal auditor. The Audit Committee should present its conclusions with respect to the qualifications, performance and independence to the entire Board of Directors.

        12.  Set clear hiring policies regarding the hiring of employees or former employees of the independent auditors who were engaged on the Corporation's account.

        13.  Meet with the independent auditors to review and approve the scope of the audit.

        14.  Obtain from the independent auditors assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

        15.  Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 and 90 relating to the conduct of the audit.

        16.  Review with the independent auditors any significant problems or difficulties the auditors may have encountered and any management letter provided by the auditors and the Corporation's response to that letter. Such review should include any significant difficulties encountered in the course of the audit work, including any restrictions on the scope of independent auditor's activities or access to required information, significant changes to the audit plan and any disagreement with management, which if not satisfactorily resolved would have affected the auditors' opinion.

        17.  Review the appointment of and periodically review the performance of the General Auditor.

        18.  Review with the Corporation's General Auditor:

    (a)
    the internal audit department responsibilities, budget and staffing;

    (b)
    the scope of the annual internal audit plan;

    (c)
    any comments the General Auditor may have on major issues related to the internal audit activities or restrictions, if any, imposed on them; and

    (d)
    any significant findings of internal audits and management's responses.

        19.  Submit the report required by the rules of the Securities and Exchange Commission to be included in the Corporation's annual meeting proxy statement.

        20.  Monitor compliance by the employees of the Corporation and its subsidiaries and controlled affiliated entities with applicable legal requirements and the Corporation's standards of business conduct and conflict of interest policies.

        21.  Review with the Corporation's General Counsel legal matters that may have a material effect on the financial statements, the Corporation's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

        22.  Meet at least quarterly with the Corporation's senior executive officers, the Corporation's General Auditor and the independent auditors in separate executive sessions.

        23.  Establish procedures for (a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

        24.  Review any disclosures by the CEO and CFO, prior to their periodic report certification to the SEC, regarding (a) all significant deficiencies in the design or operation of internal controls which could adversely affect the Corporation's ability to record, process, summarize and report financial data, and any material weaknesses in the Corporation's internal controls that they have identified for the Corporation's independent auditors; (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation's internal controls; and (c) whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of the CEO's and CFO's evaluation thereof, including any corrective actions with regard to significant deficiencies and material weaknesses.

        25.  Annually review its own performance.

        26.  Make regular reports to the Board of Directors.

        27.  Review any other matter brought to its attention within the scope of its duties.

        While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Those duties are the responsibility of management and the independent auditors.

If you plan to attend the Annual Meeting of Shareowners to be held in Cedar Rapids, Iowa on February 11, 2003, please be sure to request an admittance card by:
•	marking the appropriate box on the proxy card and mailing the card using the enclosed envelope;
•	indicating your desire to attend the meeting through our telephone or Internet voting procedures; or
•	calling the Corporation's Shareowner Relations line at (319) 295-4045.

PROXY
ROCKWELL COLLINS, INC.
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Clayton M. Jones and Donald R. Beall, jointly and severally, proxies, with full power of substitution, to vote shares of capital stock which the undersigned is entitled to vote at the Annual Meeting of Shareowners of Rockwell Collins, Inc. to be held at the Collins Plaza Hotel, 1200 Collins Road NE, Cedar Rapids, Iowa on February 11, 2003 or any postponement(s) or adjournment(s) thereof. Such proxies are directed to vote as specified or, if no specification is made, FOR the election of the three nominees proposed for election as directors with terms expiring at the Annual Meeting in 2006, and FOR proposal (b) and to vote in accordance with their discretion on such other matters as may properly come before the meeting.

        To vote in accordance with the Board of Directors' recommendations just sign and date the other side; no boxes need to be checked.

(continued, and to be dated and signed, on the other side)

/*\ FOLD AND DETACH HERE /*\

Rockwell Collins, Inc.

ANNUAL MEETING OF SHAREOWNERS
TUESDAY, FEBRUARY 11, 2003
10:00 a.m.

COLLINS PLAZA HOTEL
1200 COLLINS ROAD NE
CEDAR RAPIDS, IOWA

YOUR VOTE IS IMPORTANT!
You can vote by Internet, telephone or mail.
See the instructions on the other side of this proxy card.

Where a vote is not specified, the proxies will vote the shares represented by the proxy FOR the election of directors and FOR proposal (b) and will vote in accordance with their discretion on such other matters as may properly come before the meeting. The Board of Directors Recommends a Vote FOR Proposals (a) and (b).	Please mark your votes as indicated in this example	☒

	FOR	WITHHELD FOR ALL		FOR	AGAINST	ABSTAIN	Mark here if you plan to attend the meeting. Please send Admittance Card.	☐
(a) The election of three directors:	☐	☐	(b) The selection of auditors:	☐	☐	☐
Nominees: 01 A.J. Carbone, 02 C.M. Jones and 03 C.L. Shavers			In their discretion, the proxies are authorized to vote upon such business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.
							By checking the box to the right, I consent to view Annual Reports and Proxy Statements electronically via the Internet. I understand that the Corporation may no longer distribute printed materials to me for any future	☐
(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)							shareowner meetings until my consent is revoked. I understand that I may revoke my consent at any time by contacting the Corporation's transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility

Signature	Signature(s) if held jointly	Date
If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, please give your title. Joint owners should each sign personally. Please date and return the proxy card promptly using the enclosed envelope.

/*\ FOLD AND DETACH HERE /*\

YOUR VOTE IS IMPORTANT

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/col		Telephone 1-800-435-6710		Mail

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be asked to enter your control number, located in the box below, to create and submit an electronic ballot.	OR
		For U.S. and Canadian shareowners only, call toll-free on a touch-tone telephone to vote your proxy. There is NO CHARGE to you for this call. Have your proxy card in hand when you call. You will be asked to enter your control number, located in the box below. Then follow the directions given.	OR	Please mark, sign and date your proxy card and return it promptly in the enclosed postage-paid envelope

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

DIRECTION CARD
ROCKWELL COLLINS SAVINGS PLANS AND ROCKWELL AUTOMATION SAVINGS PLANS
TO: WELLS FARGO BANK, N.A., TRUSTEE

        You are hereby directed to vote, with respect to the proposals listed on the other side of this Direction Card, the number of shares of Rockwell Collins capital stock held for my account in the savings plans of Rockwell Collins, Inc. (the Rockwell Collins Retirement Savings Plan For Salaried Employees, the Rockwell Collins Retirement Savings Plan For Bargaining Unit Employees and the Rockwell Collins Retirement Savings Plan For Hourly Employees) and/or the savings plans of Rockwell Automation, Inc. (the Rockwell Automation Retirement Savings Plan For Salaried Employees, the Rockwell Automation Retirement Savings Plan For Hourly Employees, the Rockwell Automation Retirement Savings Plan For Certain Employees, the Rockwell Automation Savings and Investment Plan For Represented Hourly Employees and the Rockwell Automation Retirement Savings Plan For Represented Hourly Employees) at the Annual Meeting of Shareowners of Rockwell Collins, Inc. to be held at the Collins Plaza Hotel, 1200 Collins Road NE, Cedar Rapids, Iowa on February 11, 2003 or any postponements(s) or adjournments(s) thereof, as follows:

        To vote in accordance with the Board of Directors' recommendations check the boxes FOR each proposal listed on the other side, then sign, date and return this card.

(continued, and to be dated and signed, on the other side)

/*\ FOLD AND DETACH HERE /*\

Rockwell Collins, Inc.

ANNUAL MEETING OF SHAREOWNERS
TUESDAY, FEBRUARY 11, 2003
10:00 a.m.

COLLINS PLAZA HOTEL
1200 COLLINS ROAD NE
CEDAR RAPIDS, IOWA

YOUR VOTE IS IMPORTANT!
You can vote by Internet, telephone or mail.
See the instructions on the other side of this direction card.

The Board of Directors Recommends a Vote FOR Proposals (a) and (b)	Please mark your votes as indicated in this example	☒
	FOR	WITHHELD FOR ALL		FOR	AGAINST	ABSTAIN
(a) The election of three directors:	☐	☐	(b) The selection of auditors:	☐	☐	☐	Mark here if you plan to attend the meeting. Please send Admittance Card.	☐
Nominees: 01 A.J. Carbone, 02 C.M. Jones and 03 C.L. Shavers			In its discretion, the trustee is authorized to vote upon such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.				By checking the box to the right, I consent to view Annual Reports and Proxy Statements electronically via the Internet. I understand that the Corporation may no longer distribute printed materials to me for any future	☐
(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)	shareowner meetings until my consent is revoked. I understand that I may revoke my consent at any time by contacting the Corporation's transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.

Signature	Signature(s) if held jointly	Date
If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, please give your title. Joint owners should each sign personally. Please sign, date and return the direction card promptly using the enclosed envelope.

/*\ FOLD AND DETACH HERE /*\

YOUR VOTE IS IMPORTANT

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the trustee to vote your shares in the same manner as if you marked, signed and returned your direction card.

Internet http://www.eproxy.com/col		Telephone 1-800-435-6710		Mail

Use the Internet to vote. Have your direction card in hand when you access the web site. You will be asked to enter your control number, located in the box below, to create and submit an electronic ballot.	OR
		For U.S. and Canadian shareowners only, call toll-free on a touch-tone telephone to vote. There is NO CHARGE to you for this call. Have your direction card in hand when you call. You will be asked to enter your control number, located in the box below. Then follow the directions given.	OR	Please mark, sign and date your direction card and return it promptly in the enclosed postage-paid envelope

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

QuickLinks

ROCKWELL COLLINS, INC. PROXY STATEMENT
Table of Contents
Proxy Statement
VOTING SECURITIES
ELECTION OF DIRECTORS
INFORMATION AS TO NOMINEES FOR DIRECTORS AND CONTINUING DIRECTORS
CORPORATE GOVERNANCE; BOARD OF DIRECTORS AND COMMITTEES
CERTAIN TRANSACTIONS AND OTHER RELATIONSHIPS
AUDIT COMMITTEE REPORT
EQUITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
Summary Compensation Table
OPTION GRANTS
AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES
LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR
RETIREMENT BENEFITS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
SHAREOWNER RETURN PERFORMANCE PRESENTATION
The cumulative total returns on our Common Stock and each index as of the dates set forth below and plotted in the above graph are as follows
PROPOSAL TO APPROVE THE SELECTION OF AUDITORS
VOTE REQUIRED
OTHER MATTERS
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT
ANNUAL REPORTS
SHAREOWNER PROPOSALS FOR ANNUAL MEETING IN 2004
EXPENSES OF SOLICITATION
ELECTRONIC DELIVERY OF PROXY MATERIALS
GENERAL Q&A ABOUT THE MEETING
  Exhibit A
ROCKWELL COLLINS, INC. AUDIT COMMITTEE CHARTER